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                                   EXHIBIT H
                                   ---------


                                MIT - AMERITECH
                              AMENDED AND RESTATED
                           EXCEPTED HOLDER AGREEMENT


     This AMENDED AND RESTATED EXCEPTED HOLDER AGREEMENT is made and entered into as of September 30, 1997 by and between MERIDIAN INDUSTRIAL TRUST, INC., a Maryland corporation (the "Company"), and STATE STREET BANK AND TRUST COMPANY, not individually but solely as Trustee for Ameritech Pension Trust, and any successor trustee therefor ("Ameritech").

                                R E C I T A L S
                                - - - - - - - -

     A. To help the Company maintain its status as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), the Company's Third Amended and Restated Articles of Incorporation (the "Articles") impose certain limitations on the ownership of the Company's stock. (Capitalized terms used in this Agreement that are not otherwise defined shall have the meanings given to them in the Articles.) The Articles contain a general restriction prohibiting any Person from owning more than a specified percentage (initially set at eight and one half percent) of the lesser of the number or value of any class of outstanding shares of the Company (the "Ownership Limit").

     B. The Company's Board of Directors is permitted to establish an "Excepted Holder Limit" allowing ownership in excess of the Ownership Limit if certain conditions are satisfied. This Agreement is intended to increase the current Excepted Holder Limit for Ameritech.

     C. On February 23, 1996, the Company and Ameritech entered into an Excepted Holder Agreement. The Company and Ameritech each desire to amend and restate the existing Excepted Holder Agreement in its entirety.

                               A G R E E M E N T
                               - - - - - - - - -

1.   REPRESENTATIONS AND COVENANTS OF AMERITECH

     Beginning on February 23, 1996, and during any period that an Excepted Holder Limit established pursuant to this Agreement (as subsequently adjusted) remains in effect, Ameritech represents and agrees as follows:

     1.1       Applying the stock ownership rules of Code Section 856(h),

          a. the shares that Ameritech owns will be treated as owned by Ameritech Pension Trust, which is a "qualified trust" that is and will be treated as described in clause (i) of Code Section 856(h)(3)(A), and
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          b.        No beneficiary of Ameritech will be considered to own (nor any "individual," including individuals who are treated as owning an interest through such beneficiary) an actuarial interest in Ameritech of more than 0.5%.

     1.2 Not later than October 31, 1997, Ameritech shall deliver to the Company a written certification that to the best knowledge of Ameritech based upon the due diligence described below, Ameritech does not actually own or Constructively Own an interest in any tenant of the Company (or any entity owned or controlled by the Company) listed on Schedule 1 attached hereto that would cause the Company to Constructively Own more than a 9.9 percent interest (within the meaning of Section 856(d)(2)(B) of the Code) in such tenant, without regard to the other interests in such tenant which the Company may actually or Constructively Own. The due diligence referred to above shall consist of a review by Ameritech of the most recently received copies of all financial reports received from (i) each partnership in which Ameritech directly or indirectly holds an equity interest; and
          (ii) each corporation in which Ameritech owns directly or indirectly a 10 percent or greater equity interest. The foregoing certification shall be made only with respect to the date of such certification and shall not constitute a continuing representation or covenant with respect to the matters described in this Section 1.2.

     1.3 Ameritech will not own, actually, Beneficially, or Constructively shares of the Company's Equity Stock that would violate the Excepted Holder Limit established for Ameritech pursuant to this Agreement.

     1.4       Ameritech agrees that any violation or attempted violation of
          Section 1.1 or 1.3 of this Agreement or the provisions of the Board of Directors' resolution implementing this Agreement (or other action contrary to the ownership restrictions imposed under the Articles) will automatically subject the shares that otherwise would result in the violation to the treatment described in Sections 5.5 and 5.6 of the Articles (the shares will be immediately transferred to a Trust, or if the transfer to the Trust would be ineffective, the purported Transfer will be void ab initio).

     1.5 Ameritech will not intentionally take any action which is known by the person taking such action to result in a breach of any representation, warranty or covenant of Ameritech set forth in this Agreement, or an Ameritech Ownership Event (as defined below).

     1.6 In the event that Ameritech is unable to perform the undertaking set forth in Section 1.2, the representations or covenants provided for therein are breached in any respect or Ameritech owns, actually or Constructively, an interest in a tenant of the Company (or a tenant of any entity owned or controlled by the Company) which causes the Company to own, actually or Constructively, an interest in such tenant which is described in Section 856(d)(2)(B) of the Code and, as a consequence, fail to satisfy any of the gross income requirements of
          Section 856(c) of the Code because of income derived by the Company from such tenant (an "Ameritech Ownership Event"), then:

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     a.        any party hereto who becomes aware of such breach or Ameritech
          Ownership Event shall promptly notify the other party in writing of such breach or Ameritech Ownership Event; and

     b. the Company shall take all reasonably available actions with respect to its assets and sources of gross receipts in order to prevent the incurrence of any material tax liability by the Company, to the extent that the Board of Directors of the Company determines that such actions are in the best interests of the Company and its stockholders and will not cause significant economic detriment to the Company; and

     c. in the event that, pursuant to the provisions set forth in subsection 1.6(b), the Company is unable to resolve the circumstance giving rise to the notice provided in subsection 1.6(a) within 60 days after the receipt of such notice, then the Company and Ameritech shall promptly undertake good faith negotiations to resolve any such circumstance in a manner that will not result in any material tax liability to the Company or produce any economic loss for Ameritech.

Notwithstanding any other provision of the Articles or of any other agreement between Ameritech and the Company, the sole and exclusive remedies of the Company with respect to the failure of Ameritech to perform the undertakings set forth in Section 1.2 hereof or with respect to the occurrence of an Ameritech Ownership Event shall be the remedies set forth in this Section 1.6 (and, in particular, the Preferred Stock or common stock in the Company owned by Ameritech shall not be subject to the Shares-in-Trust provisions of Section 5.5 of the Articles upon the occurrence of such breach or Ameritech Ownership Event).

2.   ESTABLISHMENT OF AN EXCEPTED HOLDER LIMIT FOR AMERITECH

     Based on the above representations and agreements, the Company, effective as of the date of this Agreement, has established an Excepted Holder Limit for Ameritech by adopting a resolution of its Board of Directors in the form attached to this Agreement as Exhibit "A".

3.   APPLICABILITY OF CHARTER PROVISIONS

     3.1 Ameritech and the Company agree that, in lieu of the provisions of paragraphs 5.3.3(a) and 5.3.3(b) of the Articles, by which Ameritech, as an Excepted Holder, would otherwise be bound, Ameritech will be bound by the provisions set forth in Section 1.2 and Section
          1.6 above as if they were set forth in the Articles.

     3.2 Ameritech and the Company agree that, in lieu of the provisions of paragraph 5.4.2 of the Articles, by which Ameritech, as a Beneficial Owner or Constructive Owner of Equity Stock, would otherwise be bound, Ameritech will provide the following information to the Company on an annual basis in accordance with this Section 3.2:

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     a.        No later than December 31 of each calendar year, the Company will use commercially reasonable efforts to ascertain the equity ownership of each of its tenants, excluding those tenants from whom the Company (or any entity owned or controlled by the Company, in whole or in part) derives or is expected to continue to derive a sufficiently small amount of revenue such that, in the opinion of the management of the Company, rent from such tenant would not adversely affect the Company's ability to qualify as a REIT (after such exclusion, herein referred to as the "Remaining Tenants");

     b. No later than December 31 of each year, the Company will compile a list of the Remaining Tenants whose equity ownership it has been unable to ascertain (the "Tenant List") and will deliver the Tenant List to Ameritech along with the Letter of Direction substantially in the form attached hereto as Exhibit "B";

     c. So long as Ameritech owns or Constructively Owns at least 10% of the Equity Stock in the Company, no later than 60 days after the receipt of the Tenant List and Letter of Direction from the Company, Ameritech will complete the Letter of Direction and return it to the Company by U.S. Certified Mail, certifying that to the best of the knowledge of the certifying person, based on the Tenant List either
          (i) Ameritech does not directly own or Constructively Own (A) any equity interest in any Tenant that is a partnership listed on the Tenant List or (B) 10% or more of the equity interests in any Tenant that is a corporation listed on the Tenant List or (ii) Ameritech does directly own or Constructively Own 10% or more of the equity interests in a Tenant listed on the Tenant List and will provide the name of such Tenant. As an alternative to making the certification required herein, Ameritech will have the option to provide the Company with a list of all partnerships in which it holds any equity interest and all corporations in which it holds a 10% or more equity interest. Ameritech and the Company agree that the Company's sole remedy for a failure by Ameritech to comply with the provisions of this Section 3.2 shall be to seek injunctive or equitable relief to cause Ameritech to deliver the documents referred to in this subsection 3.2(c).

4.        MISCELLANEOUS

     4.1 The Company represents and warrant that Schedule 1 sets forth a true and complete list of the Company's Remaining Tenants.

     4.2 All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Maryland, without giving effect to any choice of law or conflict of law provision (whether of the State of Maryland or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Maryland.

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   4.3         This Agreement may be signed by the parties in separate
          counterparts, each of which when so signed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

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     Each of the parties has caused this Agreement to be signed by its duly authorized officers as of the date set forth in the introductory paragraph of this Agreement.


The "Company"                             "Ameritech"
MERIDIAN INDUSTRIAL TRUST, INC.,          STATE STREET BANK AND TRUST
a Maryland corporation                    COMPANY, not invididually but solely
                                          Trustee for Ameritech Pension Trust


By: /s/ Robert A. Dobbin                  By: /s/ John J. Muir
   -------------------------                  -----------------------
Name:   Robert A. Dobbin                  Name:   John J. Muir
     -----------------------                   ----------------------
Its:    Secretary                         Its:    Vice President
     -----------------------                   ----------------------

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                                  EXHIBIT "A"

                                MIT -- AMERITECH
                        EXCEPTED HOLDER LIMIT RESOLUTION

In accordance with Article 5 of the Company's Third Amended and Restated Articles of Incorporation ("Articles"), the Directors hereby determine that, effective upon the REIT Ownership Date (capitalized terms used in this resolution that are not otherwise defined shall have the meanings given to those terms in the Articles), and subject to adjustment as set forth below:

     1. An Excepted Holder Limit of 100% of the number of outstanding shares of Series B Convertible Preferred Stock shall apply to State Street Bank and Trust Company, not individually but solely as Trustee (and any successor Trustee) for Ameritech Pension Trust ("Ameritech");

     2. An Excepted Holder Limit of 29% of the number of outstanding shares of the Company's Common Stock shall apply to Ameritech (which shall include any shares of Series B Convertible Preferred Stock owned or treated as owned due to the convertibility of the Series B Convertible Preferred Stock); provided, however, that in the event of a redemption, repurchase or cancellation of shares of Common Stock or similar action on the part of the Company that results in the number of shares of Common Stock then Beneficially or Constructively Owned by Ameritech representing a greater percentage of the outstanding shares of Common Stock, such Ownership Limit shall be increased proportionately;

     3. As to each Person that is deemed to Beneficially Own or Constructively Own an interest in shares of the Company that are held by Ameritech, that Person's deemed indirect interest in the shares held by Ameritech shall be disregarded for purposes of applying the Ownership Limit to that Person, provided, however, if such a Person also Beneficially or Constructively Owns an interest in other shares of the Company, the interest held through Ameritech shall not be so disregarded; and

     4. When Ameritech sells or otherwise transfers ownership of shares of the Company outside of Ameritech, the Excepted Holder Limit then applicable to Ameritech shall be reduced by the interest that is sold or transferred, but the limit applicable to Ameritech shall not be reduced below the basic Ownership Limit.

                                      A-1
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                                   EXHIBIT B

                              LETTER OF DIRECTION

                                                                          [DATE]

     The undersigned, being a duly elected and qualified _____________ of Ameritech Pension Trust ("Ameritech") does hereby certify as follows:

          (1) The undersigned has received from Meridian Industrial Trust, Inc., a Maryland corporation ("MIT"), the Tenant List dated as of ___________ (the "Most Recent Tenant List"), which has been delivered pursuant to Section 3.2(b) of that certain Amended and Restated Excepted Holder Agreement dated September 30, 1997 by and between MIT and Ameritech (the "Excepted Holder Agreement"; all capitalized terms used herein and not defined herein shall have the same respective meanings as are ascribed to such terms in the Excepted Holder Agreement).

          (2) Either of the following certifications is true and correct [**STRIKE INAPPLICABLE PARAGRAPH]:

               (A) Neither Ameritech nor any of its affiliates, individually or in the aggregate, owns or Constructively Owns 10 percent or more the Equity Stock of MIT.

               (B) I have reviewed (or have caused appropriate personnel or agents of Ameritech to review) Ameritech's investments in each entity named as a tenant in the Most Recent Tenant List in the manner contemplated by Section 1.2 of the Excepted Holder Agreement, and such review has not revealed (except as specifically noted in Attachment 1 to this Certificate) any circumstances in which Ameritech, would own or Constructively Own more than a 9.9 percent interest in any such tenant.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate and Acknowledgment as of the date first written above.



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